Exhibit 99.1

Chart Industries Expands Liquid Hydrogen and LNG Business with Strategic Agreements

Atlanta, Georgia – October 1, 2020 – Chart Industries, Inc. (“Chart”) (NASDAQ: GTLS) today completed the previously announced divestiture of its cryobiological products business (MVE Biological Products) to Cryoport, Inc. (“Cryoport”) (NASDAQ: CYRX) for $320 million in cash.

On September 30, 2020, Chart and Plug Power Inc. (NASDAQ: PLUG) executed a master supply agreement for Chart to supply liquid hydrogen storage and transport equipment to Plug and its subsidiaries. We are excited about this agreement between two strong and experienced companies in the hydrogen value chain. In conjunction with the agreement, Chart received $7.8 million of equipment orders from Plug that are booked in the third quarter of 2020.

Plug Power is the established leader within the hydrogen economy – using 40 tons of liquid hydrogen per day. Plug Power is well-positioned in the industry with capabilities in generation, liquefaction and distribution of hydrogen fuel, complementing its industry-leading position in the design, construction, and operation of more than 100 customer-facing hydrogen fueling stations.

Additionally, we are hours away from executing a formal joint development agreement and entity with one of our key hydrogen customers which will focus on developing first-of-a-kind liquid hydrogen fueling applications. This agreement builds upon Chart’s 50 plus years of experience designing and manufacturing hydrogen equipment for storage, transport and power applications as well as our customer’s multi-station infrastructure in the United States for the expansion of fuel cell vehicles. Timing this agreement with the California Energy Commission’s September 2020 grant funding for multi-year, multiple hydrogen fueling stations, the future of a scalable fueling infrastructure is accelerating and quite bright (pun intended!).

And not to be overlooked, our ISO containers for LNG applications continue to see increasing and heightened demand, with the September 30, 2020 receipt of our second leasing order from New Fortress Energy (NASDAQ: NFE) for ISO containers totaling $7.7 million. The first order of a similar size was booked in July 2020, and we look forward to our continued relationship with New Fortress as they execute their vision. As a reminder, we see double digit near-term growth in our repair, service and leasing business, and continue to expect growing demand for LNG equipment for infrastructure.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki
Director of Investor Relations 832-524-7489
wade.suki@chartindustries.com